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                                                                Exhibit 1.1(b)


                                Pricing Agreement

                                                                   April 1, 1998


Donaldson, Lufkin & Jenrette Securities Corporation
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Solomon Brothers Inc.
Bear, Stearns & Co. Inc.
Chase Securities Inc.
J.P. Morgan Securities Inc.
c/o Donaldson, Lufkin & Jenrette
    Securities Corporation
    277 Park Avenue
    New York, NY  10172

Ladies and Gentlemen:

      The Equitable Companies Incorporated, a Delaware corporation (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated April 1, 1998 (the "Underwriting Agreement"), a signed copy of which has been delivered to you, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth in the Underwriting Agreement shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of
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the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

      An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

      Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

      If the foregoing is in accordance with your understanding, please sign and return to us 10 counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.



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                              Very truly yours,

                              THE EQUITABLE COMPANIES
                                INCORPORATED


                              By: /s/ Kevin R. Byrne
                                  -------------------
                                  Name: Kevin R. Byrne
                                  Title: Senior Vice President
                                         and Treasurer



Accepted as of the date hereof:

Donaldson, Lufkin & Jenrette Securities Corporation
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Brothers Inc
Bear, Stearns & Co. Inc.
Chase Securities Inc.
J.P. Morgan Securities Inc.


By:  Donaldson, Lufkin & Jenrette
      Securities Corporation


By: /s/ Roger Thomson
    ------------------
Name: Roger Thomson
Title: Managing Director

    On behalf of each of the Underwriters
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                             SCHEDULE I


                                                                        PRINCIPAL       PRINCIPAL
                                                                        AMOUNT OF       AMOUNT OF
                                                                        SENIOR NOTES     SENIOR
                                                                        TO BE         DEBENTURES TO
                UNDERWRITER                                             PURCHASED     BE PURCHASED
                                                                    ------------       ------------
Donaldson, Lufkin & Jenrette Securities Corporation $                 53,125,000       $ 74,375,000
Goldman, Sachs & Co.                                                  53,125,000         74,375,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated 53,125,000         74,375,000         74,375,000
Salomon Brothers Inc.                                                 53,125,000         74,375,000
Bear, Stearns & Co. Inc.                                              12,500,000         17,500,000
Chase Securities Inc.                                                 12,500,000         17,500,000
J.P. Morgan Securities Inc.                                           12,500,000         17,500,000
    Total                                                           $250,000,000       $350,000,000
                                                                    ============       ============

                                  SCHEDULE II


TITLE OF DESIGNATED SECURITIES:

    6.5% Senior Notes due 2008 (the "Senior Notes") 7% Senior Debentures due 2028 (the "Senior Debentures")


AGGREGATE PRINCIPAL AMOUNT:

    $250,000,000 of Senior Notes
    $350,000,000 of Senior Debentures


PRICE TO PUBLIC:

    99.672% of the principal amount of the Senior Notes and 99.242% of the principal amount of the Senior Debentures, plus in each case accrued interest, if any, from the date of issuance


PURCHASE PRICE BY UNDERWRITERS:

    99.022% of the principal amount of the Senior Notes and 98.367% of the principal amount of the Senior Debentures, plus in each case accrued interest, if any, from the date of issuance


FORM OF DESIGNATED SECURITIES:

    Book-entry only form represented by one or more global securities deposited with The Depository Trust Company ("DTC") or its designated custodian for trading in the Same Day Funds Settlement System of DTC, and to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.


SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

    Federal (same day) funds by wire transfer to the account of the Company.


TIME OF DELIVERY:

    10:00 a.m. (New York City time), April 6, 1998
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INDENTURE:

    Indenture dated as of December 1, 1993 between the Company and The Chase Manhattan Bank (formerly Chemical Bank), as Trustee, as supplemented by the Fourth Supplemental Indenture dated as of April 1, 1998 between the Company and the Trustee

MATURITY:

     April 1, 2008 in the case of the Senior Notes April 1, 2028 in the case of the Senior Debentures

INTEREST RATE:

    6.5% per annum in the case of the Senior Notes
    7% per annum in the case of the Senior Debentures

INTEREST PAYMENT DATES:

    April 1 and October 1, commencing October 1, 1998

REDEMPTION PROVISIONS:

      The Senior Notes and the Senior Debentures may be redeemed by the Company, in whole or in part, at any time prior to maturity at a price (the "Redemption Price") equal to the sum of (i) the aggregate principal amount being redeemed plus accrued interest thereon to the date of redemption and
    (ii) the Make-Whole Amount (as defined below), if any, with respect to such Designated Securities.

      Notice of an optional redemption of any Designated Securities will be given to holders thereof at their addresses, as shown in the register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the date fixed for redemption and the principal amount of the Designated Securities of the applicable series held by such holder to be redeemed.

      If funds for the redemption of any Designated Securities called for redemption have been made available on such redemption date, such Designated Securities will cease to bear interest on the date fixed for such redemption specified in the notice of redemption and the only right of the holders thereof will be to receive payment of the Redemption Price.

      If fewer than all of the outstanding Designated Securities of a series are to be redeemed, the Designated Securities of such series shall be redeemed pro rata based on the outstanding principal amount of Designated Securities of such series being redeemed.



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      Certain Definitions Applicable to Optional Redemption. "Make-Whole Amount"
    means, in connection with any optional redemption of the Designated Securities of a series, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest that would have been payable in respect of such dollar if such prepayment had not been made determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the business day immediately preceding the date of such redemption) from the respective dates on which such principal and interest would have been payable if such prepayment had not been made, over (ii) the aggregate principal amount of the Designated Securities of the applicable series being redeemed or paid plus accrued interest to the date of redemption.

      The term "Reinvestment Rate" means the arithmetic mean of the yields for the two weeks set forth under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid or paid plus 15 basis points in the case of the Senior Notes and 20 basis points in the case of the Senior Debentures. If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

      The term "Remaining Dollar-Years" means, at any time, with respect to any Senior Note or Senior Debenture, as the case may be, the result obtained by multiplying (i) an amount equal to the then remaining principal payment at final maturity of such Senior Note or Senior Debenture, as the case may be, unpaid immediately prior to such time by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such time and the date such required principal payment at final maturity is due.

      The term "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

      The term "Weighted Average Life to Maturity" means, at any time, with respect to any Senior Note or Senior Debenture, as the case may be, the number of years obtained by dividing the then Remaining Dollar-Years at such time of such Senior Note or Senior Debenture, as the case may be, by the then outstanding principal amount of such Senior Note or Senior Debenture, as the case may be.



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SINKING FUND PROVISIONS:

    No sinking fund provisions

DEFEASANCE PROVISIONS:

    The provisions of Article 4 of the Indenture will be applicable to each series of Designated Securities.

CLOSING LOCATION FOR DELIVERY OF DESIGNATED SECURITIES:

    Debevoise & Plimpton
    875 Third Avenue
    New York, NY  10022


OTHER PERMITTED DEBT:

    For purposes of Section 2(d) of the Underwriting Agreement the amount of Other Permitted Debt is $150,000,000 (exclusive of interest accruals) issued by Donaldson, Lufkin & Jenrette, Inc. on March 23, 1998 and other long-term debt not in excess of $1,000,000,000.

COMPLETED AND PENDING INSURANCE EXAMINATIONS:

    For purposes of Section 2(o) of the Underwriting Agreement, the Company has delivered to the Representatives a certificate dated April 1, 1998 with respect to significant examinations completed and filed since January 1, 1997 and all pending significant examinations.


Names and addresses of Representatives:

   Designated Representatives: Donaldson, Lufkin & Jenrette
                               Securities Corporation
   Address for Notices, etc.:  277 Park Avenue
                               New York, NY 10172


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